UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 20, 2012

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 20, 2012, Marsh & McLennan Companies, Inc. (the “Company”) announced that Brian Duperreault, 65, will retire as the Company’s President and Chief Executive Officer at year end. Mr. Duperreault will also retire from the Company’s Board of Directors (the “Board”) concurrent with his retirement from the Company.
Daniel S. Glaser, 52, currently the Company's Group President and Chief Operating Officer, has been named Mr. Duperreault's successor and will become President and Chief Executive Officer effective January 1, 2013. In addition, Mr. Glaser will become a director of the Company effective January 1, 2013. Upon joining the Board, Mr. Glaser will serve as a member of the Board’s Executive and Finance Committees.
Mr. Glaser has served as Group President and Chief Operating Officer of the Company since April 2011, with operational and strategic oversight of both the Risk and Insurance and the Consulting segments of the Company. Prior to his current role, Mr. Glaser served as Chairman and Chief Executive Officer of Marsh Inc., a wholly-owned subsidiary of the Company. He rejoined Marsh in December 2007, after serving in senior positions in commercial insurance and insurance brokerage in the United States, Europe, and the Middle East. Prior to Marsh, he was managing director of AIG Europe (UK) Limited, a Senior Vice President of AIG, Inc., and the Chairman of AIU's strategic advisory group. He began his career at Marsh 30 years ago.
Mr. Glaser is a former Chairman of BritishAmerican Business and serves on its International Advisory Board. He is a member of the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and the Board of Trustees of Ohio Wesleyan University.
The Company's related press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

99.1    Press release issued by Marsh & McLennan Companies, Inc. on September 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato
Name:	Luciana Fato
Title:	Deputy General Counsel &
Corporate Secretary

Date:    September 20, 2012

EXHIBIT INDEX

Exhibit No.     Exhibit

99.1	Press release issued by Marsh & McLennan Companies, Inc. on September 20, 2012.

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